For Immediate Release	Inquiries: Felise Glantz Kissell (215) 409-7287 Kissell-Felise@aramark.com	Gene Cleary (215) 409-7945 Cleary-Gene@aramark.com
Aramark Reports Third Quarter Earnings
YEAR-OVER-YEAR SUMMARY
Note: As previously disclosed, the calendar shift resulting from the 53rd week in fiscal 2025 affects quarterly comparisons in fiscal 2026
•Revenue +9%; Organic Revenue +9%
◦Performance driven by broad-based net new business and base business momentum; Revenue growth would have increased approximately +11% without the calendar shift
◦New client wins totaling more than $1.6 billion fiscal year to date, +51% higher than the comparable prior year period; Industry-leading client retention at record levels of approximately 98%
•Operating Income +18%; Adjusted Operating Income (AOI) +13%1
◦Operating Income and AOI growth would have increased approximately +29% and +21%1, respectively, without the calendar shift
◦Profitability growth led by strong revenue across the organization, supply chain efficiencies, and productivity gains from effective cost management
•GAAP EPS +34% to $0.36; Adjusted EPS +29%1 to $0.52
◦GAAP EPS and Adjusted EPS growth would have increased approximately +55% and +43%1, respectively, without the calendar shift
◦Results reflected successful execution of the Company's growth strategies
•Strong Earnings and Cash Generation Further Enhanced Balance Sheet
◦Net Cash Provided by Operating Activities +$41 million; Free Cash Flow +$42 million
◦Over $1.4 billion of cash availability at quarter-end; Proactively repaid $100 million of 2028 Term Loans following quarter-end
•Launched Operations with Top Global Hyperscaler; Continued Expansion of Aramark Nexus™
◦Began providing premium hospitality services at first Texas-based AI data center site with hyperscaler; Mobilization underway at second location and the Company anticipates additional sites to be awarded
◦Recently announced a multi-year engagement with a leading AI data center colocation provider to serve workforce communities across multiple locations; Extensive demand for Aramark Nexus™ capabilities

1 On a constant currency basis

Philadelphia, PA, August 11, 2026 - Aramark (NYSE: ARMK) today reported third quarter fiscal 2026 results.
"The Company delivered another impressive quarter of strong top and bottom-line results,” said John Zillmer, Aramark’s Chief Executive Officer. “We continue to build on the momentum across the portfolio, including industry-leading client retention, broad-based revenue growth in the U.S. and International, record levels of new client wins, and the continued expansion of Aramark Nexus. Given the strong business trends across sectors and geographies, we’ve once again raised our Organic Revenue growth expectations for fiscal 2026. Our performance is a testament to the dedication of our teams, whose unwavering commitment to serving our clients, delivering exceptional hospitality experiences, and performing at a high level every day has been instrumental in our success.”

THIRD QUARTER RESULTS
In the third quarter, consolidated revenue increased 9% year-over-year to $5.1 billion. The favorable effect of currency translation increased revenue by approximately $33 million. Organic Revenue, which excludes the effect of currency translation, was also higher by 9% compared to the same year-ago period. Performance was driven by broad-based net new business and base business momentum across sectors and geographies. The calendar shift from the 53rd week in the prior year reduced Revenue and Organic Revenue growth by an estimated 2%, primarily occurring in the Education sector within the FSS United States segment. Revenue growth in the quarter would have increased approximately 11% without the calendar shift.

	Revenue
	Q3 '26	Q3 '25	Change (%)	Organic Revenue Change (%)
FSS United States	$3,496M	$3,247M	8%	8%
FSS International	1,562	1,379	13%	11%
Total Company	$5,058M	$4,626M	9%	9%
May not total due to rounding
Difference between Change (%) and Organic Revenue Change (%) is the effect of currency translation

•FSS United States revenue growth was led by 1) Sports, Leisure & Corrections primarily from higher per cap spending and fan attendance levels in Sports & Entertainment, which included FIFA World Cup matches and the NBA/NHL playoffs, along with an expanded client portfolio across the sector; 2) Business & Industry from sustained double-digit growth with the contribution from significant new business, high client retention rates, and continued base business performance; and 3) Healthcare as a result of both new business and base business expansion. Revenue and Organic Revenue growth would have increased an estimated 10% without the calendar shift, primarily in the Education sector.
•FSS International revenue growth was broad-based across all geographies as a result of continued base business strength and net new business performance—largely from Spain, Canada, the U.K., and Germany. Revenue on a GAAP basis included the favorable effect of currency translation.
Operating Income in the third quarter increased 18% compared to the prior year period to $216 million, and AOI grew 13%1 to $261 million, representing an operating income margin increase of more than 30 basis points and an AOI margin increase of nearly 20 basis points1. The quarter benefited from strong revenue levels, supply chain efficiencies, and productivity gains from effective cost management. This favorable performance more than offset the calendar shift, which reduced Operating Income and AOI by an estimated 11% and 8%, respectively. Operating income and AOI growth would have increased approximately 29% and 21%1, respectively, without the calendar shift—with operating income margin growth of nearly 65 basis points and AOI margin expansion of 50 basis points. The effect of currency translation increased Operating Income by approximately $1 million.

	Operating Income			Adjusted Operating Income (AOI)
	Q3 '26	Q3 '25	Change (%)	Q3 '26	Q3 '25	Change (%)	Constant Currency Change (%)
FSS United States	$182M	$160M	14%	$211M	$189M	12%	11%
FSS International	69	49	40%	85	67	26%	24%
Corporate	(35)	(27)	(33)%	(35)	(27)	(33)%	(33)%
Total Company	$216M	$183M	18%	$261M	$230M	13%	13%
May not total due to rounding
Year-over-year profitability growth and margin expansion resulted from the following segment performance:
•FSS United States increased from higher base business and new business revenue levels, particularly in Sports, Leisure & Corrections, Business & Industry, and Healthcare, in addition to supply chain efficiencies and productivity gains from effective cost management. Operating Income and AOI would have increased an estimated 26% and 22%, respectively, without the calendar shift—with operating income margin growth of more than 40 basis points and AOI margin expansion of nearly 65 basis points.
•FSS International benefited from base business and net new business expansion, along with strengthened supply chain economics. Operating Income on a GAAP basis included the favorable effect of currency translation.
•Corporate expenses increased primarily due to higher share-based compensation.

CASH FLOW AND CAPITAL STRUCTURE
Aramark reported a higher cash inflow in the third quarter compared to the prior year period, predominantly driven by stronger business performance and earnings growth. Net cash provided by operating activities in the quarter grew $41 million and Free Cash Flow increased $42 million. Consistent with the typical seasonality of the business, the Company expects to generate a large cash inflow in the fourth quarter, primarily from Collegiate Hospitality and Sports & Entertainment.
At quarter-end, the Company had more than $1.4 billion in cash availability.
Aramark proactively repaid approximately $100 million of 2028 Term Loans subsequent to quarter-end. The Company remains committed to a leverage ratio below 3.0x by the end of fiscal 2026.
Aramark also maintains an active share repurchase program and has repurchased more than 5 million shares since its inception for an aggregate purchase price of approximately $194 million.

DIVIDEND DECLARATION
Aramark's Board of Directors approved a quarterly dividend of $0.12 per share of common stock, as announced on August 5, 2026. The dividend will be payable on September 9, 2026, to stockholders of record at the close of business on August 19, 2026.

BUSINESS UPDATE
The Company reported another quarter of substantial growth in both revenue and profitability, with this momentum continuing in all business segments.
Late in the third quarter, Aramark began operations at its first Texas-based site supporting a top global hyperscaler and is currently scaling the service offerings. The Company is mobilizing a second site for this client and anticipates supporting additional locations. Aramark remains in active dialogue with other leading hyperscalers, reflecting strong demand for its integrated suite of capabilities.

Further extending the reach of Aramark Nexus, the Company recently announced a multi-year engagement with a leading AI data center colocation provider to deliver premium hospitality services to workforce communities across multiple locations, including in Wyoming and Texas.
As Aramark Nexus continues to expand in scale and geographic footprint, the Company believes that the business is uniquely positioned to help clients attract and retain skilled labor through differentiated hospitality solutions and premium amenities that enhance the employee experience and contribute to operational success.

OUTLOOK
The Company provides its expectations for organic revenue growth, Adjusted Operating Income growth (constant currency), Adjusted Earnings per Share growth (constant currency), and Net Debt to Covenant Adjusted EBITDA ("Leverage Ratio") on a non-GAAP basis, and does not provide a reconciliation of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for the effect of currency translation. The fiscal 2026 outlook reflects management's current assumptions regarding numerous evolving factors that are difficult to accurately predict, including those discussed in the Risk Factors set forth in the Company's filings with the United States Securities and Exchange Commission.

As a result of Aramark's strong financial performance throughout Fiscal 2026, the Company raised its full-year Organic Revenue growth Outlook. In addition to the continued growth momentum across Aramark’s broader portfolio, this increase reflects the contribution from commencing operations with a top global hyperscaler as Aramark scales its premium hospitality services.
The Company reaffirmed its Outlook for AOI, Adjusted EPS, and Leverage Ratio with anticipated fourth quarter results consistent with Wall Street estimates. Aramark expects AOI growth and margin expansion to accelerate in the fourth quarter, driven by its multiple operating levers and the early profitability contribution from Aramark Nexus, while mobilizing a record level of new business throughout the Company and adding growth resources as appropriate to further capitalize on the significant demand for Aramark Nexus.
Aramark currently anticipates its full-year performance for Fiscal 2026 as follows:

•Organic Revenue growth of +9% to +10%;

•Adjusted Operating Income (AOI) growth of +12% to +17%;

•Adjusted EPS growth of +20% to +25%; and

•Leverage Ratio under 3x

Previous Outlook for Organic Revenue growth was at the high end of +7% to +9%
All percentages above are on a constant currency basis
For easier comparison purposes, Fiscal 2025 Organic Revenue is on a 52-week basis

“We’re extremely confident in our ability to continue driving strong, sustained growth,” Zillmer added. “We believe that the opportunities before us—from the outperformance of our core business to the scaling of Aramark Nexus and our Global Supply Chain platform—position us well to realize the benefits of the significant value-creating actions underway. Once again, I am thankful to our teams around the globe for embodying our culture and values, which remain the foundation of who we are as a Company.”

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com, on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 16 countries around the world with food and facilities management. Because of our hospitality culture, our employees strive to do great things for each other, our partners, our communities, and the planet. Learn more at www.aramark.com and connect with us on LinkedIn, Facebook, and Instagram.

Selected Operational and Financial Metrics

Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue adjusted to eliminate the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating income adjusted to eliminate the impact of amortization of acquisition-related intangible assets; severance and other charges and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net income attributable to Aramark stockholders adjusted to eliminate the impact of amortization of acquisition-related intangible assets; severance and other charges; the effect of debt repricing and repayments on interest expense, net, and other items impacting comparability, less the tax impact of these adjustments. The tax effect for Adjusted Net Income for our United States earnings is calculated using a blended United States federal and state tax rate. The tax effect for Adjusted Net Income in jurisdictions outside the United States is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest expense, net; provision for income taxes; depreciation and amortization and certain other items as defined in our credit agreement required in calculating covenant ratios and debt compliance. We also use Net Debt for our ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents and short-term marketable securities.

Free Cash Flow
Free Cash Flow represents net cash used in operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income, net income, earnings per share or net cash used in operating activities, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules

Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the impact of amortization expense recognized on acquisition-related intangible assets.

Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($5.6 million for the third quarter of 2026, $11.1 million for year-to-date 2026 and $12.7 million for both the third quarter and year-to-date 2025).

Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of the Company's ongoing operational performance, primarily for non-cash charges for the impairment of certain assets related to a business held-for-sale ($6.1 million for year-to-date 2026), multiemployer pension plan withdrawal charge, net of reversal ($0.8 million reversal for the third quarter of 2026 and $4.8 million charge for year-to-date 2026), legal and professional fees related to an antitrust review ($1.1 million for the third quarter of 2026, $2.4 million for year-to-date 2026 and $1.1 million for the both the third quarter and year-to-date 2025), charges related to hyperinflation in Argentina ($1.4 million for the third quarter of 2026, $1.0 million for year-to-date 2026, $1.7 million for the third quarter of 2025 and $3.0 million for year-to-date 2025) and a charge for contingent consideration liabilities related to acquisition earn outs ($11.1 million for year-to-date 2025).

Effect of Debt Repayments and Refinancings on Interest Expense, net - adjustments to eliminate expenses associated with the refinancings by the Company in the applicable period such as payment of third party costs ($0.7 million for year-to-date 2026 and $5.8 million for year-to-date 2025) and non-cash charges for the write-off of unamortized debt issuance costs and discounts ($0.4 million for year-to-date 2026 and $2.5 million for year-to-date 2025).

Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to Adjusted Net Income calculated based on a blended United States federal and state tax rate for United States adjustments and the local country tax rate for adjustments in jurisdictions outside the United States. The adjustments also reverse the valuation allowance recorded against global deferred tax assets based on the company’s ability to utilize them ($8.1 million charge for the third quarter of 2026, $11.5 million charge for year-to-date 2026, $3.1 million benefit for the third quarter of 2025 and $11.6 million benefit for year-to-date 2025). Additionally, the adjustments reverse the benefit from release of certain reserves that were originally established due to CARES Act ($0.6 million benefit for both the third quarter and year-to-date 2026) and eliminate the impact of the state tax treatment related to the sale of a minority interest ($4.4 million charge for year-to-date 2025) and the tax related impact of the Company's spin-off of the Uniform segment, including non-deductible transaction costs ($3.6 million charge for year-to-date 2025).

Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements under the heading "Business Update," "Outlook," and those related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, forward-looking statements can be identified by words such as "outlook," "aim," "anticipate," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected.

Some of the factors that we believe could affect or continue to affect our results include without limitation: unfavorable economic conditions; natural disasters, global calamities, climate change, pandemics, energy shortages, sports strikes and other adverse incidents; geopolitical events including the conflict in the Middle East, global supply chain disruptions, inflation, volatility and disruption of global financial markets; the impact of the United States' and other countries’ trade policies including the implementation of tariffs; the failure to retain current clients, renew existing client contracts and obtain new client contracts; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; currency risks and other risks associated with international operations, including compliance with a broad range of laws and regulations, including the United States Foreign Corrupt Practices Act; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with our distribution partners; the contract intensive nature of our business, which may lead to client disputes; the inability to hire and retain key or sufficiently qualified personnel or increases in labor costs; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; laws and governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; increases or changes in income tax rates or tax-related laws; potential liabilities, increased costs, reputational harm, and other adverse effects based on our commitments and stakeholder expectations relating to environmental, social and governance considerations; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; the use of artificial intelligence technologies within our business processes; our leverage; variable rate indebtedness that subjects us to interest rate risk; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; risks associated with the completed spin-off of Aramark Uniform and Career Apparel ("Uniform") as an independent publicly traded company to our stockholders; and other factors set forth under the headings "Part I, Item 1A Risk Factors," "Part I, Item 3 Legal Proceedings" and "Part II, Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on November 25, 2025 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website at www.aramark.com. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. Forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	July 3, 2026	June 27, 2025
Revenue	$5,057,909	$4,626,451
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	4,627,572	4,256,343
Depreciation and amortization	136,124	121,822
Selling and general corporate expenses	78,627	65,699
Total costs and expenses	4,842,323	4,443,864
Operating income	215,586	182,587
Interest Expense, net	79,856	86,401
Income Before Income Taxes	135,730	96,186
Provision for Income Taxes	37,896	24,234
Net income	97,834	71,952
Less: Net income attributable to noncontrolling interests	176	169
Net income attributable to Aramark stockholders	$97,658	$71,783

Earnings per share attributable to Aramark stockholders:
Basic	$0.37	$0.27
Diluted	$0.36	$0.27
Weighted Average Shares Outstanding:
Basic	263,588	262,660
Diluted	268,535	265,347

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	July 3, 2026	June 27, 2025
Revenue	$14,796,800	$13,457,835
Costs and Expenses:
Cost of services provided (exclusive of depreciation and amortization)	13,523,893	12,327,229
Depreciation and amortization	394,238	352,085
Selling and general corporate expenses	225,785	204,495
Total costs and expenses	14,143,916	12,883,809
Operating income	652,884	574,026
Interest Expense, net	244,016	251,909
Income Before Income Taxes	408,868	322,117
Provision for Income Taxes	112,393	82,489
Net income	296,475	239,628
Less: Net income attributable to noncontrolling interests	706	372
Net income attributable to Aramark stockholders	$295,769	$239,256

Earnings per share attributable to Aramark stockholders:
Basic	$1.12	$0.91
Diluted	$1.11	$0.90
Weighted Average Shares Outstanding:
Basic	263,292	264,118
Diluted	267,191	267,180

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands)

	July 3, 2026	October 3, 2025
Assets

Current Assets:
Cash and cash equivalents	$499,425	$639,095
Receivables	2,582,676	2,210,388
Inventories	433,618	418,766
Prepayments and other current assets	340,215	254,642
Total current assets	3,855,934	3,522,891
Property and Equipment, net	1,739,649	1,734,489
Goodwill	4,996,446	4,874,670
Other Intangible Assets	1,921,828	1,874,067
Operating Lease Right-of-use Assets	844,890	701,839
Other Assets	615,190	596,673
	$13,973,937	$13,304,629

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$34,917	$31,543
Current operating lease liabilities	67,905	60,744
Accounts payable	1,139,097	1,522,747
Accrued expenses and other current liabilities	1,759,309	1,931,688
Total current liabilities	3,001,228	3,546,722
Long-Term Borrowings	6,094,909	5,374,394
Noncurrent Operating Lease Liabilities	270,166	255,305
Deferred Income Taxes and Other Noncurrent Liabilities	1,143,510	966,019
Redeemable Noncontrolling Interests	69,918	14,130
Total Stockholders' Equity	3,394,206	3,148,059
	$13,973,937	$13,304,629

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended
	July 3, 2026	June 27, 2025
Cash flows from operating activities:
Net income	$296,475	$239,628
Adjustments to reconcile Net income to Net cash used in operating activities:
Depreciation and amortization	394,238	352,085
Asset write-downs	6,058	—
Increase in contingent consideration liability	—	11,127
Deferred income taxes	60,841	(263)
Share-based compensation expense	54,109	44,721
Changes in operating assets and liabilities	(977,384)	(859,337)
Payments made to clients on contracts	(189,890)	(99,453)
Other operating activities	90,798	56,965
Net cash used in operating activities	(264,755)	(254,527)
Cash flows from investing activities:
Net purchases of property and equipment and other	(323,386)	(342,714)
Acquisitions, divestitures and other investing activities	(112,478)	(271,464)
Net cash used in investing activities	(435,864)	(614,178)
Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	(92,711)	(24,223)
Net change in Revolving Credit Facility	187,193	394,715
Net change in funding under the Receivables Facility	625,000	570,000
Payments of dividends	(94,678)	(83,222)
Proceeds from issuance of common stock	43,176	36,427
Repurchase of common stock	(67,235)	(140,156)
Payments for contingent considerations	(35,554)	(25,191)
Other financing activities	(1,583)	(48,973)
Net cash provided by financing activities	563,608	679,377
Effect of foreign exchange rates on cash and cash equivalents and restricted cash	(1,455)	14,419
Decrease in cash and cash equivalents and restricted cash	(138,466)	(174,909)
Cash and cash equivalents and restricted cash, beginning of period	707,144	732,613
Cash and cash equivalents and restricted cash, end of period	$568,678	$557,704

Balance Sheet classification	July 3, 2026	June 27, 2025
Cash and cash equivalents	$499,425	$501,485
Restricted cash in Prepayments and other current assets	69,253	56,219
Total cash and cash equivalents and restricted cash	$568,678	$557,704

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	July 3, 2026
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$3,496,394	$1,561,515		$5,057,909
Operating Income (as reported)	$182,155	$68,752	$(35,321)	$215,586
Operating Income Margin (as reported)	5.2%	4.4%		4.3%

Revenue (as reported)	$3,496,394	$1,561,515		$5,057,909
Effect of Currency Translation	(118)	(32,529)		(32,647)
Adjusted Revenue (Organic)	$3,496,276	$1,528,986		$5,025,262
Revenue Growth (as reported)	7.7%	13.2%		9.3%
Adjusted Revenue Growth (Organic)	7.7%	10.9%		8.6%

Operating Income (as reported)	$182,155	$68,752	$(35,321)	$215,586
Amortization of Acquisition-Related Intangible Assets	27,745	10,159	—	37,904
Severance and Other Charges	1,955	3,649	—	5,604
Gains, Losses and Settlements impacting comparability	(770)	2,492	—	1,722
Adjusted Operating Income	$211,085	$85,052	$(35,321)	$260,816
Effect of Currency Translation	(26)	(1,437)	—	(1,463)
Adjusted Operating Income (Constant Currency)	$211,059	$83,615	$(35,321)	$259,353

Operating Income Growth (as reported)	13.8%	40.1%	(33.3)%	18.1%
Adjusted Operating Income Growth	11.5%	26.1%	(33.3)%	13.3%
Adjusted Operating Income Growth (Constant Currency)	11.5%	24.0%	(33.3)%	12.7%
Adjusted Operating Income Margin	6.0%	5.4%		5.2%
Adjusted Operating Income Margin (Constant Currency)	6.0%	5.5%		5.2%

	Three Months Ended
	June 27, 2025
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$3,247,254	$1,379,197		$4,626,451

Operating Income (as reported)	$160,030	$49,059	$(26,502)	$182,587
Amortization of Acquisition-Related Intangible Assets	24,821	7,310	—	32,131
Severance and Other Charges	4,444	8,234	—	12,678
Gains, Losses and Settlements impacting comparability	—	2,829	—	2,829
Adjusted Operating Income	$189,295	$67,432	$(26,502)	$230,225

Operating Income Margin (as reported)	4.9%	3.6%		3.9%
Adjusted Operating Income Margin	5.8%	4.9%		5.0%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Nine Months Ended
	July 3, 2026
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$10,288,768	$4,508,032	$—	$14,796,800
Operating Income (as reported)	$563,523	$189,950	$(100,589)	$652,884
Operating Income Margin (as reported)	5.5%	4.2%		4.4%

Revenue (as reported)	$10,288,768	$4,508,032		$14,796,800
Effect of Currency Translation	(2,153)	(182,930)		(185,083)
Adjusted Revenue (Organic)	$10,286,615	$4,325,102		$14,611,717
Revenue Growth (as reported)	7.1%	17.0%		9.9%
Adjusted Revenue Growth (Organic)	7.1%	12.2%		8.6%

Operating Income (as reported)	$563,523	$189,950	$(100,589)	$652,884
Amortization of Acquisition-Related Intangible Assets	78,021	25,242	—	103,263
Severance and Other Charges	7,467	3,649	—	11,116
Gains, Losses and Settlements impacting comparability	10,838	3,407	—	14,245
Adjusted Operating Income	$659,849	$222,248	$(100,589)	$781,508
Effect of Currency Translation	(559)	(7,543)	—	(8,102)
Adjusted Operating Income (Constant Currency)	$659,290	$214,705	$(100,589)	$773,406

Operating Income Growth (as reported)	11.5%	23.1%	(17.4)%	13.7%
Adjusted Operating Income Growth	11.1%	20.5%	(17.4)%	12.8%
Adjusted Operating Income Growth (Constant Currency)	11.0%	16.4%	(17.4)%	11.7%
Adjusted Operating Income Margin	6.4%	4.9%		5.3%
Adjusted Operating Income Margin (Constant Currency)	6.4%	5.0%		5.3%

	Nine Months Ended
	June 27, 2025
	FSS United States	FSS International	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$9,604,608	$3,853,227		$13,457,835

Operating Income (as reported)	$505,434	$154,297	$(85,705)	$574,026
Amortization of Acquisition-Related Intangible Assets	72,875	17,762	—	90,637
Severance and Other Charges	4,444	8,234	—	12,678
Gains, Losses and Settlements impacting comparability	11,127	4,144	—	15,271
Adjusted Operating Income	$593,880	$184,437	$(85,705)	$692,612

Operating Income Margin (as reported)	5.3%	4.0%		4.3%
Adjusted Operating Income Margin	6.2%	4.8%		5.1%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Net Income Attributable to Aramark Stockholders (as reported)	$97,658	$71,783	$295,769	$239,256
Adjustment:
Amortization of Acquisition-Related Intangible Assets	37,904	32,131	103,263	90,637
Severance and Other Charges	5,604	12,678	11,116	12,678
Gains, Losses and Settlements impacting comparability	1,722	2,829	14,245	15,271
Effect of Debt Repricing and Repayments on Interest Expense, net	—	—	1,121	8,326
Tax Impact of Adjustments to Adjusted Net Income	(2,761)	(12,876)	(18,987)	(30,895)
Adjusted Net Income	$140,127	$106,545	$406,527	$335,273
Effect of Currency Translation, net of Tax	(930)	—	(4,781)	—
Adjusted Net Income (Constant Currency)	$139,197	$106,545	$401,746	$335,273

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$97,658	$71,783	$295,769	$239,256
Diluted Weighted Average Shares Outstanding	268,535	265,347	267,191	267,180
	$0.36	$0.27	$1.11	$0.90
Earnings Per Share Growth (as reported) %	34.4%		23.6%

Adjusted Earnings Per Share
Adjusted Net Income	$140,127	$106,545	$406,527	$335,273
Diluted Weighted Average Shares Outstanding	268,535	265,347	267,191	267,180
	$0.52	$0.40	$1.52	$1.25
Adjusted Earnings Per Share Growth %	30.0%		21.2%

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$139,197	$106,545	$401,746	$335,273
Diluted Weighted Average Shares Outstanding	268,535	265,347	267,191	267,180
	$0.52	$0.40	$1.50	$1.25
Adjusted Earnings Per Share Growth (Constant Currency) %	29.1%		19.8%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	July 3, 2026	June 27, 2025
Net Income Attributable to Aramark Stockholders (as reported)	$382,907	$361,667
Interest Expense, net	334,032	336,208
Provision for Income Taxes	133,490	119,803
Depreciation and Amortization	518,498	464,838
Share-based compensation expense(1)	67,409	59,920
Unusual or non-recurring losses and (gains)(2)	25,523	(25,071)
Pro forma EBITDA for certain transactions(3)	42,051	22,102
Other(4)(5)	117,652	112,599
Covenant Adjusted EBITDA	$1,621,562	$1,452,066

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$6,129,826	$6,294,947
Less: Cash and cash equivalents and short-term marketable securities(6)	499,425	545,213
Net Debt	$5,630,401	$5,749,734
Covenant Adjusted EBITDA	$1,621,562	$1,452,066
Net Debt/Covenant Adjusted EBITDA	3.5	4.0

(1) Represents share-based compensation expense of equity awards resulting from the application of accounting for stock options, restricted stock units, performance stock units and deferred stock unit awards.

(2) The twelve months ended July 3, 2026 represents a fiscal 2026 non-cash charge for the impairment of certain assets related to a business held-for-sale ($6.1 million) and a fiscal 2025 non-cash charge for the impairment on an equity investment ($19.5 million). The twelve months ended June 27, 2025 represents a fiscal 2024 gain from the sale of the Company's remaining equity investment in the San Antonio Spurs NBA franchise ($25.1 million).

(3) Represents the annualizing of net EBITDA from certain acquisitions made during the period and, for purposes of the Credit Agreement, the net benefit from cost savings initiatives ($21.4 million for the twelve months ended July 3, 2026).
(4) "Other" for the twelve months ended July 3, 2026 includes adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($58.1 million), severance charges ($34.9 million), non-cash charges for the impairments of assets ($8.9 million), merger and integration charges ($5.7 million), multiemployer pension plan withdrawal charge, net ($4.8 million), earnings from miscellaneous investments, net of dividends ($4.6 million), legal and professional fees related to an antitrust review ($3.8 million), the impact of hyperinflation in Argentina ($3.7 million) and other miscellaneous expenses.

(4) "Other" for the twelve months ended June 27, 2025 includes adjustments to remove the impact attributable to the adoption of certain accounting standards that are made to the calculation in accordance with the Credit Agreement and indentures ($53.7 million), severance charges ($19.4 million), non-cash adjustments to inventory based on expected usage ($18.2 million), charges related to a ruling on a foreign tax matter ($6.8 million), dividends from miscellaneous investments, net of earnings ($5.0 million), the impact of hyperinflation in Argentina ($3.3 million), contingent consideration expense related to acquisition earn outs, net of reversals ($2.4 million), legal charges related to an anti-trust review ($1.1 million) and other miscellaneous expenses.
(6) Short-term marketable securities represent held-to-maturity debt securities with original maturities greater than three months, which are maturing within one year and will convert back to cash. Short-term marketable securities are included in "Prepayments and other current assets" on the Condensed Consolidated Balance Sheets.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Nine Months Ended	Six Months Ended	Three Months Ended
	July 3, 2026	April 3, 2026	July 3, 2026
Net cash (used in) provided by operating activities	$(264,755)	$(381,948)	$117,193

Net purchases of property and equipment and other	(323,386)	(214,878)	(108,508)

Free Cash Flow	$(588,141)	$(596,826)	$8,685

	Nine Months Ended	Six Months Ended	Three Months Ended
	June 27, 2025	March 28, 2025	June 27, 2025
Net cash (used in) provided by operating activities	$(254,527)	$(331,204)	$76,677

Net purchases of property and equipment and other	(342,714)	(232,486)	(110,228)

Free Cash Flow	$(597,241)	$(563,690)	$(33,551)

	Nine Months Ended	Six Months Ended	Three Months Ended
	Change	Change	Change
Net cash (used in) provided by operating activities	$(10,228)	$(50,744)	$40,516

Net purchases of property and equipment and other	19,328	17,608	1,720

Free Cash Flow	$9,100	$(33,136)	$42,236

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ORGANIC REVENUE AND ADJUSTED OPERATING INCOME GROWTH WITHOUT THE CALENDAR SHIFT
(Unaudited)
(In thousands)

	Three Months Ended
	July 3, 2026
	FSS United States	Aramark and Subsidiaries
Revenue (as reported)	$3,496,394	$5,057,909
Estimated Impact of Calendar Shift	80,825	80,825
Revenue, without the calendar shift	$3,577,219	$5,138,734
Effect of Currency Translation	(118)	(32,647)
Adjusted Revenue (Organic), without the calendar shift	$3,577,101	$5,106,087
Revenue Growth (as reported)	7.7%	9.3%
Revenue Growth, without the calendar shift	10.2%	11.1%
Adjusted Revenue Growth (Organic), without the calendar shift	10.2%

Operating Income (as reported)	$182,155	$215,586
Estimated Impact of Calendar Shift	20,140	20,140
Operating Income, without the calendar shift	$202,295	$235,726
Amortization of Acquisition-Related Intangible Assets	27,745	37,904
Severance and Other Charges	1,955	5,604
Gains, Losses and Settlements impacting comparability	(770)	1,722
Adjusted Operating Income, without the calendar shift	$231,225	$280,956
Effect of Currency Translation	(26)	(1,463)
Adjusted Operating Income (Constant Currency), without the calendar shift	231,199	279,493
Operating Income Growth (as reported)	13.8%	18.1%
Operating Income Growth, without the calendar shift	26.4%	29.1%
Adjusted Operating Income Growth (Constant Currency), without the calendar shift	22.1%	21.4%
Operating Income Margin (as reported)	5.2%	4.3%
Operating Income Margin, without the calendar shift	5.7%	4.6%
Adjusted Operating Income Margin (Constant Currency), without the calendar shift	6.5%	5.5%

	Three Months Ended
	June 27, 2025
	FSS United States	Aramark and Subsidiaries
Revenue (as reported)	$3,247,254	$4,626,451

Operating Income (as reported)	$160,030	$182,587
Amortization of Acquisition-Related Intangible Assets	24,821	32,131
Severance and Other Charges	4,444	12,678
Gains, Losses and Settlements impacting comparability	—	2,829
Adjusted Operating Income	$189,295	$230,225

Operating Income Margin (as reported)	4.9%	3.9%
Adjusted Operating Income Margin	5.8%	5.0%

*FSS International results were largely unaffected by the calendar shift from the 53rd week in the prior year

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE WITHOUT THE CALENDAR SHIFT
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	July 3, 2026	June 27, 2025
Net Income Attributable to Aramark Stockholders (as reported)	$97,658	$71,783
Estimated Effect of Calendar Shift, net of Tax	14,904	—
Net Income Attributable to Aramark Stockholders, without the calendar shift	$112,562	$71,783
Adjustment:
Amortization of Acquisition-Related Intangible Assets	37,904	32,131
Severance and Other Charges	5,604	12,678
Gains, Losses and Settlements impacting comparability	1,722	2,829
Tax Impact of Adjustments to Adjusted Net Income	(2,761)	(12,876)
Adjusted Net Income, without the calendar shift	$155,031	$106,545
Effect of Currency Translation, net of Tax	(930)	—
Adjusted Net Income (Constant Currency), without the calendar shift	$154,101	$106,545

Earnings Per Share (as reported)
Net Income Attributable to Aramark Stockholders (as reported)	$97,658	$71,783
Diluted Weighted Average Shares Outstanding	268,535	265,347
	$0.36	$0.27
Earnings Per Share Growth (as reported) %	34.4%

Earnings Per Share, without the calendar shift
Net Income Attributable to Aramark Stockholders, without the calendar shift	$112,562	$71,783
Diluted Weighted Average Shares Outstanding	268,535	265,347
	$0.42	$0.27
Earnings Per Share Growth %, without the calendar shift	54.9%

Adjusted Earnings Per Share (Constant Currency), without the calendar shift
Adjusted Net Income (Constant Currency), without the calendar shift	$154,101	$106,545
Diluted Weighted Average Shares Outstanding	268,535	265,347
	$0.57	$0.40
Adjusted Earnings Per Share Growth (Constant Currency) %, without the calendar shift	42.9%